Exhibit 99.1

For Immediate Release

October 21, 2008

VIST Financial Corp. Announces Third Quarter Earnings

Wyomissing, PA: VIST Financial Corp., formerly Leesport Financial Corp., (“Company”) (NASDAQ: VIST) despite strong core operating earnings of $2,477,000 reported a net loss for the quarter ended September 30, 2008 of $4,608,000, due to previously communicated asset impairment charges of $7,085,000, announced Robert D. Davis, President and Chief Executive Officer of the holding company and VIST Bank.

The Company reported a net loss for the nine months ended September 30, 2008 of $1,581,000, a 129.1% decrease over net income of $5,438,000 for the same period in 2007.  Total revenue for the nine months ended September 30, 2008 was $57,214,000, as compared to $63,654,000 for the same period in 2007, a 10.1% decrease.  Total revenue for the quarter ended September 30, 2008 was $14,714,000, as compared to $22,522,000 for the same period in 2007, a 34.7% decrease.

The Company announced, on September 18, 2008, that it would record charges related to its investment in preferred shares of government-sponsored entities Fannie Mae and Freddie Mac.

“Our Company continues to be well-capitalized at both the holding company and bank level, which positions us well to navigate through these very difficult and unprecedented economic times,” said Davis.  “Despite the economic pressures, and the extraordinary one time non-cash charge related to our investment in preferred shares of Freddie Mac and Fannie Mae, our core operating earnings continue to be strong through the third quarter.  Equally important is the relative stability of our overall asset quality trends.” Davis concluded.

VIST BANK	VIST CAPITAL MANAGEMENT	VIST INSURANCE	VIST MORTGAGE

Included in the operating results for the nine and three months ended September 30, 2008, were pretax other than temporary impairment (“OTTI”) charges of approximately $6.8 million relating to perpetual preferred stock associated with the federal takeover of Fannie Mae and Freddie Mac.  Also included in the operating results for the nine and three months ended September 30, 2008, were pretax OTTI charges associated with the Company’s equity holdings of $141,000 in Fannie Mae common stock and $104,000 in Wachovia Corporation common stock.  As a result of the current financial market turmoil fueled by the ongoing credit crisis, the Federal Reserve approved the Wachovia Corporation merger with Wells Fargo & Company on October 12, 2008.  The total amount of pretax OTTI charges relating to the Company’s equity holdings included in the operating results for the nine and three months ended September 30, 2008, were approximately $7.1 million.

Under section 301 of the Emergency Economic Stabilization Act of 2008 (“EESA”), signed into law on October 3, 2008, the capital loss resulting from the $6.8 million Fannie Mae and Freddie Mac perpetual preferred stock charged to earnings for the nine and three months ended September 30, 2008, can be treated as an ordinary loss.  The ordinary loss treatment will allow the Company to recapture a tax benefit of approximately $2.3 million.  Due to technical provisions within the accounting pronouncements governing the timing of the tax treatment of the ordinary loss, the Company will recognize the tax benefit of $2.3 million in the fourth quarter of 2008.

Excluding the above-mentioned OTTI charges, the nine and three month net income and earnings per share results for the periods indicated were:

	For the Nine Months Ended (unaudited)		For the Three Months Ended (unaudited)
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Reported Net (Loss) Income	$(1,581)	$5,438	$(4,608)	$2,535

Charges:
Other than temporary impairment charges (OTTI)	7,085	—	7,085	—
Total Charges	7,085	—	7,085	—
Income tax effect	—	—	—	—
Net Impact of Charges	7,085	—	7,085	—

Net Income Adjusted	$5,504	$5,438	$2,477	$2,535

% Change from prior period	1.2%	—	-2.3%	—

Basic (Loss) Earnings Per Share	$(0.28)	$0.96	$(0.81)	$0.45
Adjusted Earnings Per Share	0.97	0.96	0.43	0.45

Diluted (Loss) Earnings Per Share	$(0.28)	$0.95	$(0.81)	$0.45
Adjusted Diluted Earnings Per Share	0.97	0.95	0.43	0.45

Net Interest Income

For the nine months ended September 30, 2008, net interest income before the provision for loan losses increased 6.8% to $26,746,000 compared to $25,040,000 for the same period in 2007.  The increase in net interest income for the nine months resulted from a 2.3% decrease in total interest income to $49,887,000 from $51,054,000 and a 11.0% decrease in total interest expense to $23,141,000 from $26,014,000.  For the three months ended September 30, 2008, net interest income before the provision for loan losses increased 7.4% to $9,081,000 compared to $8,454,000 for the same period in 2007.  The increase in net interest income for the three months resulted from a 3.5% decrease in total interest income to $16,752,000 from $17,357,000 and a 13.8% decrease in total interest expense to $7,671,000 from $8,903,000.

The decrease in total interest income for the nine and three months ended September 30, 2008, resulted primarily from lower interest rates compared to the same periods in 2007.  Average earning assets for the nine and three month periods ended September 30, 2008, increased $107,211,000 and $121,938,000, respectively, compared to the same periods in 2007 due primarily to strong growth in commercial loans and available for sale investment securities.

The decrease in total interest expense for the nine and three months ended September 30, 2008, resulted primarily from lower interest rates compared to the same periods in 2007.  Average interest-bearing liabilities for the nine and three months ended September 30, 2008, increased $123,447,000 and $105,427,000, respectively, compared to the same periods in 2007.  The increases in interest-bearing liabilities are due primarily to an increase in average interest-bearing deposits for the nine and three months ended September 30, 2008, of $16,935,000 and $6,998,000, respectively, and from an increase in average short term borrowings, average securities sold under agreements to repurchase and average long term borrowings for the nine and three months ended September 30, 2008, of $88,492,000 and $116,449,000 respectively.

The provision for loan losses for the nine months ended September 30, 2008, was $2,585,000 compared to $598,000 for the same period in 2007.  The provision for loan losses for the three months ended September 30, 2008, was $525,000 compared to $300,000 for the same period in 2007.  As of September 30, 2008, the allowance for loan losses was $8,009,000 compared to $7,264,000 as of December 31, 2007, an annualized increase of 13.7%.  The increase in the provision is due primarily to an increase in outstanding loans and the result of management’s evaluation and classification of the credit quality of the loan portfolio utilizing a qualitative and quantitative internal loan review process.  At September 30, 2008, total non-performing loans were $11,407,000 or 1.3% of total loans compared to $6,557,000 or 0.8% of total loans at December 31, 2007.  The $4,850,000 increase in non-performing loans from December 31, 2007 to September 30, 2008, was due primarily to three commercial real estate loans totaling approximately $4,200,000.  Management has determined that the current allowance for loan losses is adequate as of September 30, 2008.

Net interest income after the provision for loan losses for the nine and three months ended September 30, 2008, was $24,161,000 and $8,556,000, respectively, compared to $24,442,000 and $8,154,000, respectively, for the same periods in 2007.

For the nine months ended September 30, 2008, the net interest margin on a fully taxable equivalent basis was 3.51% compared to 3.63% for the same period in 2007.  For the three months ended September 30, 2008, the net interest margin on a fully taxable equivalent basis was 3.44% compared to 3.57% for the same period in 2007.  The decrease in net interest margin for the comparative nine and three month periods ended September 30, 2008, was due mainly to lower yields on commercial loans resulting from decreases in short-term interest rates over the same periods in 2007 offset by strong organic commercial loan originations and a disciplined approach to deposit pricing.

Non-Interest Income

Total non-interest income for the nine months ended September 30, 2008, decreased 41.8% to $7,327,000 compared to $12,600,000 for the same period in 2007.  Total non-interest income for the three months ended September 30, 2008, decreased 139.5% to $(2,038,000) compared to $5,165,000 for the same period in 2007, primarily due to OTTI charges relating to certain equity holdings discussed below.

Net securities losses were $6,794,000 for the nine months ended September 30, 2008, compared to net securities losses of $2,408,000 for the same period in 2007.  Net securities losses were $6,996,000 for the three months ended September 30, 2008, compared to net securities gains of $85,000 for the same period in 2007.  Net securities losses for the nine and three months ended September 30, 2008, were primarily due to the OTTI charges of approximately $6.8 million in perpetual preferred stock associated with the federal takeover of Fannie Mae and Freddie Mac, government sponsored enterprises (“GSE’s”), placed into conservatorship on September 7, 2008, by the Federal Housing Finance Agency and the U.S. Treasury.  Net securities losses for the nine months ended September 30, 2007 were primarily due to the sale of $64.1 million in lower-yielding available for sale securities as part of a balance sheet restructuring completed in the first quarter of 2007.

For the nine months ended September 30, 2008, revenue from commissions and fees from insurance sales decreased 1.7% to $8,523,000 compared to $8,674,000 for the same period in 2007.  For the three months ended September 30, 2008, revenue from commissions and fees from insurance sales increased 2.8% to $3,052,000 compared to $2,968,000 for the same period in 2007.  The decrease for the comparative nine month periods is mainly attributed to decreased contingency income while the increase for the comparative three month periods is mainly attributed to an increase in commission income on group insurance products offered through VIST Insurance, LLC, a wholly owned subsidiary of the Company.  On September 4, 2008, the Company acquired Fisher Benefits Consulting, a firm specializing in employee group benefits, which will operate as part of VIST Insurance, LLC.

For the nine months ended September 30, 2008, revenue from mortgage banking activity decreased to $810,000 from $1,524,000, or 46.9%, for the same period in 2007.  For the three months ended September 30, 2008, revenue from mortgage banking activity decreased to $145,000 from $432,000, or 66.4%, for the same period in 2007.  The decrease for the comparative nine and three month periods is primarily due to a decline in the volume of loans sold into the secondary mortgage market.  The Company operates its mortgage banking activities through VIST Mortgage, a division of VIST Bank.

For the nine months ended September 30, 2008, revenue from brokerage and investment advisory commissions and fee activity decreased to $650,000 from $651,000, or 0.2%, for the same period in 2007.  For the three months ended September 30, 2008, revenue from brokerage and investment advisory commissions and fee activity decreased to $186,000 from $189,000, or 1.6%, for the same period in 2007.  The decrease for the comparative three month period is due primarily to a decrease in investment advisory service activity offered through VIST Capital Management, LLC, a wholly owned subsidiary of the Company.

For the nine months ended September 30, 2008, service charges on deposits increased to $2,189,000 from $1,993,000, or 9.8%, for the same period in 2007.  For the three months ended September 30, 2008, service charges on deposits increased to $893,000 from $664,000, or 34.5%, for the same period in 2007.  The increase for the comparative nine and three month periods is due primarily to an increase in commercial account analysis fees, uncollected funds charges and non-sufficient funds charges.

For the nine months ended September 30, 2008, earnings on investment in life insurance increased to $503,000 from $487,000, or 3.3%, for the same period in 2007.  For the three months ended September 30, 2008, earnings on investment in life insurance increased to $171,000 from $161,000, or 6.2%, for the same period in 2007.  The increase for the comparative nine and three month periods is due primarily to increased earnings credited on the Company’s bank owned life insurance (“BOLI”).

For the nine months ended September 30, 2008, other income including gain on sale of loans decreased to $1,446,000 from $1,679,000, or 13.9%, for the same period in 2007.  For the three months ended September 30, 2008, other income including gain on sale of loans decreased to $511,000 from $666,000, or 23.3%, for the same period in 2007.  The decrease for the comparative nine and three month periods is due primarily to a decrease in merchant commission income and a declining volume of SBA loans sold.

Non-Interest Expense

Total non-interest expense for the nine months ended September 30, 2008, increased 6.0% to $32,169,000 compared to $30,338,000 for the same period in 2007.  Total non-interest expense for the three months ended September 30, 2008, increased 5.7% to $10,569,000 compared to $9,998,000 for the same period in 2007.

Salaries and benefits were $16,509,000 for the nine months ended September 30, 2008, an increase of 1.9% compared to $16,206,000 for the same period in 2007.  Salaries and benefits were $5,381,000 for the three months ended September 30, 2008, an increase of 3.9% compared to $5,177,000 for the same period in 2007.  Included in salaries and benefits for the nine months ended September 30, 2008, and September 30, 2007, were stock-based compensation costs of $258,000 and $190,000, respectively.  Included in salaries and benefits for the three months ended September 30, 2008, and September 30, 2007, were stock-based compensation costs of $86,000 and $69,000, respectively.  Total commissions paid for the nine months ended September 30, 2008 and 2007 were $1,299,000 and $1,222,000, respectively.  Total commissions paid for the three months ended September 30, 2008 and 2007 were $399,000 and $307,000, respectively.

For the nine months ended September 30, 2008, occupancy expense and furniture and equipment expense increased to $5,289,000 from $5,171,000, or 2.3%, for the same period in 2007.  For the three months ended September 30, 2008, occupancy expense and furniture and equipment expense increased to $1,746,000 from $1,733,000, or 0.8%, for the same period in 2007.  The increase for the comparative nine and three month periods is due primarily to an increase in building lease expense, equipment repairs expense and software maintenance expense.

For the nine months ended September 30, 2008, professional services expense increased to $1,797,000 from $1,199,000, or 49.9%, for the same period in 2007.  For the three months ended September 30, 2008, professional services expense increased to $719,000 from $446,000, or 61.2%, for the same period in 2007.  The increase for the comparative nine and three month periods is due primarily to an increase in legal fees associated with the Company’s name change to VIST Financial Corp. and other general Company business and costs associated with the outsourcing of the internal audit function.

For the nine months ended September 30, 2008, outside processing expense increased to $2,459,000 from $2,395,000, or 2.7%, for the same period in 2007.  For the three months ended September 30, 2008, outside processing expense increased to $827,000 from $789,000, or 4.8%, for the same period in 2007.  The increase for the comparative nine month periods is due primarily to costs incurred for computer services, network fees, data-line charges and internet banking expenses.

For the nine months ended September 30, 2008, advertising and marketing expense increased to $1,402,000 from $1,171,000, or 19.7%, for the same period in 2007.  For the three months ended September 30, 2008, advertising and marketing expense decreased to $266,000 from $398,000, or 33.2%, for the same period in 2007.  The increase for the comparative nine month periods is due primarily to re-branding costs associated with the Company’s name change to VIST Financial Corp.  The decrease for the comparative three month periods is due primarily to reduced costs for market research and special events.

For the nine months ended September 30, 2008, insurance expense increased to $822,000 from $491,000, or 67.4%, for the same period in 2007.  For the three months ended September 30, 2008, insurance expense increased to $277,000 from $175,000, or 58.3%, for the same period in 2007.  The increase in insurance expense for the comparative nine and three month periods is due primarily to higher FDIC deposit insurance premiums resulting from the implementation of the new FDIC risk-related premium assessment.

Income Tax Expense

Income tax expense for the nine months ended September 30, 2008, was $900,000, a 28.9% decrease compared to income tax expense of $1,266,000 for the nine months ended September 30, 2007.  Income tax expense for the three months ended September 30, 2008, was $557,000, a 29.1% decrease compared to income tax expense of $786,000 for the three months ended September 30, 2007.  The effective income tax rate for the nine months ended

September 30, 2008 and 2007 was (132.2%) and 18.9%, respectively.  The effective income tax rate for the three months ended September 30, 2008 and 2007 was (13.6%) and 23.7%, respectively.  The decrease in the effective income tax rate for the comparative nine and three month periods is due primarily to the timing of the tax benefit treatment of the ordinary loss resulting from the $6.8 million Fannie Mae and Freddie Mac perpetual preferred stock charged to earnings for the nine and three months ended September 30, 2008, discussed earlier.  The ordinary loss treatment will allow the Company to recapture the tax benefit of approximately $2.3 million in the fourth quarter of 2008.  Also included in income tax expense for the nine and three months ended September 30, 2008 and 2007 is a federal tax benefit from a $5,000,000 investment in an affordable housing, corporate tax credit limited partnership.

Earnings Per Share

Diluted earnings per share for the nine months ended September 30, 2008, were ($0.28) on average shares outstanding of 5,696,646, a 129.5% decrease as compared to diluted earnings per share of $0.95 on average shares outstanding of 5,702,582 for the nine months ended September 30, 2007.  Diluted earnings per share for the three months ended September 30, 2008, were ($0.81) on average shares outstanding of 5,697,484, a 280.0% decrease as compared to diluted earnings per share of $0.45 on average shares outstanding of 5,688,714 for the three months ended September 30, 2007.  The decrease in diluted earnings per share for the comparative nine and three month periods ended September 30, 2008, is due primarily to the ordinary loss resulting from the $6.8 million Fannie Mae and Freddie Mac perpetual preferred stock charged to earnings discussed earlier.

Assets, Liabilities and Shareholders’ Equity

Total assets as of September 30, 2008, increased $56,657,000, or 6.7% annualized, to $1,181,608,000 compared to $1,124,951,000 at December 31, 2007.  Total loans as of September 30, 2008, increased $48,445,000, or 7.9% annualized, to $869,443,000 compared to $820,998,000 at December 31, 2007.  Commercial loan balances as of September 30, 2008, increased $40,207,000, or 8.2% annualized, to $690,955,000 compared to $650,748,000 at December 31, 2007.  Total deposits increased $70,909,000, or 13.3% annualized, to $783,554,000 compared to $712,645,000 at December 31, 2007.  Total borrowings as of September 30, 2008, decreased $4,815,000, or 2.2% annualized, to $289,508,000 compared to $294,323,000 at December 31, 2007.

During the third quarter of fiscal 2008, the Company entered into an interest rate swap to manage its exposure to interest rate risk. This interest rate swap transaction involved the exchange of the Company’s floating rate interest rate payment on $15.0 million in floating rate junior subordinated debt for a fixed rate interest payment without the exchange of the underlying principal amount.

Shareholders’ equity as of September 30, 2008, decreased $9,046,000, or 11.3% annualized, to $97,546,000 compared to $106,592,000 at December 31, 2007.  Included in shareholders’ equity is an unrealized loss position on available for sale securities, net of taxes, as of September 30, 2008, of $7,353,000 compared to an unrealized loss position on available for sale securities, net of taxes, of $1,116,000 at December 31, 2007.  The decrease in shareholders’ equity for the comparative nine and three month periods ended September 30, 2008, is due primarily to the non-tax effected ordinary loss resulting from the $6.8 million Fannie Mae and Freddie Mac perpetual preferred stock charged to earnings discussed earlier.

Quarterly Shareholder and Investor Conference

VIST Financial Corp. will be hosting a quarterly shareholder and investor conference call on Wednesday, October 22, 2008, at 8:30 a.m. ET.  Interested parties can join the conference and have the ability to ask questions by calling 877-681-3377.  The conference call will be available through our webcast at:

http://tinyurl.com/VISTQ3

The conference call can also be accessed through a link located under the Investor Relations page within VIST Financial Corp’s website:  http://www.VISTfc.com.

The conference call will be archived for 90 days and will be available at the link above and on the Company’s Investor Relations webpage.

VIST Financial (formerly Leesport Financial Corp.) is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Delaware, Philadelphia and Lancaster Counties.

For additional

information, contact:

Edward C. Barrett

Chief Financial Officer

610.603.7251

Nasdaq – VIST

www.VISTfc.com

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	Quarter Ended Balances
	September 30,	December 31,
	2008	2007
	(unaudited)
Assets
Investment securities and interest bearing cash	$207,558	$195,437
Mortgage loans held for sale	1,710	3,165
Loans:
Commercial loans	690,955	650,748
Consumer loans	131,730	126,710
Mortgage loans	46,758	43,540
Total loans	$869,443	$820,998

Earning assets	$1,078,711	$1,019,600
Total assets	1,181,608	1,124,951

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	110,802	109,718
NOW, money market and savings	318,943	309,222
Time deposits	353,809	293,705
Total deposits	$783,554	$712,645

Federal funds purchased	$83,640	$118,210
Securities sold under agreements to repurchase	125,756	110,881

Long-term debt	60,000	45,000
Junior subordinated debt	20,112	20,232
Shareholders’ equity	$97,546	$106,592

Actual shares outstanding	5,696,646	5,657,145
Book value per share	$17.12	$18.84

	Asset Quality Data
	As Of and For The Period Ended
	Nine Months	Twelve Months
	September 30,	December 31,
	2008	2007
	(unaudited)
Non-accrual loans	$9,711	$3,552
Loans past due 90 days or more still accruing	1,696	3,005
Total non-performing loans	11,407	6,557
Other real estate owned	715	549
Total non-performing assets	$12,122	$7,106

Renegotiated troubled debt	292	267

Loans outstanding at end of period	$869,443	$820,998
Allowance for loan losses	8,009	7,264

Net charge-offs to average loans (annualized)	0.29%	0.17%
Allowance for loan losses as a percent of total loans	0.92%	0.88%
Allowance for loan losses as a percent of total non-performing loans	70.21%	110.78%

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	Average Balances For the Three Months Ended		Average Balances For the Nine Months Ended
	(unaudited)		(unaudited)
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Assets
Investment securities and interest bearing cash	$211,717	$175,749	$207,121	$170,716
Mortgage loans held for sale	751	2,897	1,517	3,958
Loans:
Commercial loans	704,869	625,661	678,831	609,761
Consumer loans	130,445	126,123	128,200	128,919
Mortgage loans	45,695	41,109	45,107	40,211
Total loans	$881,009	$792,893	$852,138	$778,891

Earning assets	$1,093,477	$971,539	$1,060,776	$953,565
Goodwill and intangible assets	43,063	43,328	43,131	43,484
Total assets	1,198,794	1,074,471	1,164,427	1,057,542

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	110,903	108,999	106,994	106,966
NOW, money market and savings	333,736	329,621	325,675	310,765
Time deposits	339,363	336,480	329,898	327,873
Total deposits	$784,002	$775,100	$762,567	$745,604

Short term borrowings	$95,337	$58,292	$84,510	$66,927
Securities sold under agreements to repurchase	125,678	94,964	120,266	93,827

Long-term debt	60,000	11,109	59,799	15,189
Junior subordinated debt	20,159	20,360	20,142	20,282
Shareholders’ equity	$102,444	$104,124	$106,236	$103,824

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	(unaudited)		(unaudited)
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Interest income	$16,752	$17,357	$49,887	$51,054
Interest expense	7,671	8,903	23,141	26,014
Net interest income	9,081	8,454	26,746	25,040
Provision for loan losses	525	300	2,585	598
Net Interest Income after provision for loan losses	8,556	8,154	24,161	24,442

Securities gains (losses), net	(6,996)	85	(6,794)	(2,408)
Commissions and fees from insurance sales	3,052	2,968	8,523	8,674
Mortgage banking activities	145	432	810	1,524
Brokerage and investment advisory commissions and fees	186	189	650	651
Service charges on deposits	893	664	2,189	1,993
Earnings on investment in life insurance	171	161	503	487
Other income	511	666	1,446	1,679
Total non-interest income	(2,038)	5,165	7,327	12,600

Salaries and employee benefits	5,381	5,177	16,509	16,206
Occupancy expense	1,087	1,087	3,285	3,234
Furniture and equipment expense	659	646	2,004	1,937
Other operating expense	3,442	3,088	10,371	8,961
Total non-interest expense	10,569	9,998	32,169	30,338
(Loss) income before income taxes	(4,051)	3,321	(681)	6,704
Income taxes	557	786	900	1,266
Net (loss) income	$(4,608)	$2,535	$(1,581)	$5,438

Per Share Data:
Basic average shares outstanding	5,694,482	5,668,516	5,686,782	5,676,197
Diluted average shares outstanding	5,697,484	5,688,714	5,696,646	5,702,582
Basic (loss) earnings per share	$(0.81)	$0.45	$(0.28)	$0.96
Diluted (loss) earnings per share	(0.81)	0.45	(0.28)	0.95
Cash dividends per share	0.00	0.20	0.40	0.57

Profitability Ratios:
Return on average assets	-1.53%	0.94%	-0.18%	0.69%
Return on average shareholders’ equity	-17.89%	9.66%	-1.99%	7.00%
Return on average tangible equity (equity less goodwill and intangible assets)	-30.87%	16.54%	-3.35%	12.05%
Net interest margin (fully taxable equivalent)	3.44%	3.57%	3.51%	3.63%
Effective tax rate	-13.75%	23.67%	-132.16%	18.88%

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	September 30,	September 30,
	2008	2007
Assets
Cash and due from banks	$19,645	$23,957
Interest-bearing deposits in banks	293	330
Total cash and cash equivalents	19,938	24,287

Mortgage loans held for sale	1,710	2,818
Securities available for sale	204,201	173,335
Securities held to maturity	3,064	3,091
Loans, net of allowance for loan losses 9/2008 - $8,009; 9/2007 - $7,492	861,434	798,272
Premises and equipment, net	6,610	6,863
Identifiable intangible assets	5,005	4,042
Goodwill	39,710	39,189
Bank owned life insurance	18,360	17,677
Other assets	21,576	22,213
Total assets	$1,181,608	$1,091,787

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$110,802	$104,742
Interest bearing	672,752	643,149
Total deposits	783,554	747,891
Securities sold under agreements to repurchase	125,756	99,411
Federal funds purchased	83,640	103,041
Long-term debt	60,000	5,000
Junior subordinated debt	20,112	20,402
Other liabilities	11,000	11,121
Total liabilities	1,084,062	986,866

Shareholders’ Equity
Common stock, $5.00 par value ;
Authorized 20,000,000 shares;
5,765,000 shares issued at September 30, 2008 and 5,745,350 shares issued at September 30, 2007	28,825	28,727
Surplus	64,276	63,854
Retained earnings	13,181	16,139
Accumulated other comprehensive loss	(7,251)	(1,879)
Treasury stock; 68,354 shares at September 30, 2008 and 84,853 shares at September 30, 2007, at cost	(1,485)	(1,920)
Total shareholders’ equity	97,546	104,921
Total liabilities and shareholders’ equity	$1,181,608	$1,091,787

SELECTED HIGHLIGHTS

Cash Dividends Declared
3rd Qtr. 2007		$0.20
4th Qtr. 2007		$0.20
1st Qtr. 2008		$0.20
2nd Qtr. 2008		$0.20
3rd Qtr. 2008		$—

Common Stock (VIST)
Quarterly Closing Price
09/30/2007		$19.23
12/31/2007		$17.85
03/31/2008		$17.77
06/30/2008		$14.23
09/30/2008		$12.00

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$13,858	$14,944	$41,483	$44,267
Interest on securities:
Taxable	2,523	2,140	7,209	5,844
Tax-exempt	248	123	679	393
Dividend income	123	144	507	526
Other interest income	—	6	9	24
Total interest income	16,752	17,357	49,887	51,054

Interest Expense
Interest on deposits	5,006	6,586	15,523	18,596
Interest on short-term borrowings	559	762	1,709	2,676
Interest on securities sold under agreements to repurchase	1,168	985	3,017	2,924
Interest on long-term debt	607	100	1,810	399
Interest on junior subordinated debt	331	470	1,082	1,419
Total interest expense	7,671	8,903	23,141	26,014

Net interest income	9,081	8,454	26,746	25,040
Provision for loan losses	525	300	2,585	598
Net interest income after provision for loan losses	8,556	8,154	24,161	24,442

Other income:
Customer service fees	893	664	2,189	1,993
Mortgage banking activities, net	145	432	810	1,524
Commissions and fees from insurance sales	3,052	2,968	8,523	8,674
Broker and investment advisory commissions and fees	186	189	650	651
Earnings on investment in life insurance	171	161	503	487
Gain on sale of loans	—	62	47	153
Gain (loss) on sales of securities	(6,996)	85	(6,794)	(2,408)
Other income	511	604	1,399	1,526
Total other income	(2,038)	5,165	7,327	12,600

Other expense:
Salaries and employee benefits	5,381	5,177	16,509	16,206
Occupancy expense	1,087	1,087	3,285	3,234
Furniture and equipment expense	659	646	2,004	1,937
Marketing and advertising expense	266	398	1,402	1,171
Identifiable intangible amortization	158	157	458	472
Professional services	719	446	1,797	1,199
Outside processing expense	827	789	2,459	2,395
Insurance expense	277	175	822	491
Other expense	1,195	1,123	3,433	3,233
Total other expense	10,569	9,998	32,169	30,338

(Loss) income before income taxes	(4,051)	3,321	(681)	6,704
Income taxes	557	786	900	1,266
Net (loss) income	$(4,608)	$2,535	$(1,581)	$5,438

Per Share Data
Average shares outstanding	5,694,482	5,668,516	5,686,782	5,676,197
Basic (loss) earnings per share	$(0.81)	$0.45	$(0.28)	$0.96
Average shares outstanding for diluted earnings per share	5,697,484	5,688,714	5,696,646	5,702,582
Diluted (loss) earnings per share	$(0.81)	$0.45	$(0.28)	$0.95
Cash dividends declared per share	$—	$0.20	$0.40	$0.57